Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Carver Bancorp, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Carver Bancorp, Inc. (the “Company”) of our report dated July 1, 2008, relating to the consolidated statements of condition of Carver Bancorp, Inc. and subsidiaries as of March 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2008, which report appears in the March 31, 2008 annual report on Form 10-K of Carver Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
New York, New York
July 31, 2008